Registration No. 333-130735
Filed Pursuant to Rule 424(b)(3)
Prospectus Supplement To Prospectus Dated January 26, 2006
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
8,834,582 Shares of Class A Common Stock
The information with respect to Titaho Limited Partnership, RLLLP (“Titaho”) in the table setting forth the shares to be sold by the selling stockholders, which appears under “Selling Stockholders” in the Prospectus, dated January 26, 2006, of Apartment Investment and Management Company (“Aimco”), is hereby amended to revise the information that appeared therein related to certain securities held by Titaho to reflect the transfer of a portion of the securities held as follows:

	Shares Owned		Shares Offered
Selling Stockholder	Prior to Offering		Hereby
Titaho Limited Partnership RLLLP (17)(4)(21)	4,392,308	(18)	4,392,308	(18)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (22)	540,000	(22)	540,000	(22)

(4)	Terry Considine is the Chairman of the Board, President and Chief Executive Officer of Aimco.

(17)	Terry Considine’s brother is the trustee for the sole general partner of Titaho Limited Partnership RLLLP.

(18)	Includes 500,000 shares of Class A Common Stock currently held and 3,892,308 shares of Class A Common Stock issuable upon exercise of stock options.

(21)	Pursuant to a Merrill Lynch Loan and Collateral Account Agreement by and among Titahotwo Limited Partnership, RLLLP, a Colorado limited liability limited partnership, as borrower (“Titahotwo”), Titaho Limited Partnership, RLLLP, a Colorado limited liability limited partnership, as pledgor (“Titaho”), Terry Considine, as pledgor (“Considine”, and together with Titahotwo and Titaho, the “Pledgors”), ML Private Finance LLC, f/k/a Merrill Lynch Private Finance, Inc., as lender (the “Lender”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Loan Agreement”), the Pledgors have pledged or may pledge to the Lender in the future, shares of Class A Common Stock that are subject to this prospectus as security for a loan or other extension of credit to Titahotwo and/or its affiliates. Upon a default under the Loan Agreement, any of the Lender, its parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may be a selling holder hereunder and may sell the applicable shares of Common Stock offered by this prospectus.

(22)	Pursuant to a Stock Option Purchase Agreement by and between Titaho Limited Partnership, RLLLP and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), MLPF&S has acquired certain options (the “Options”) exercisable for 540,000 shares of Class A Common Stock that are subject to this Prospectus. MLPF&S, its parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may be a Selling Stockholder hereunder and may sell the applicable shares of Class A Common Stock offered by this Prospectus, including in short sale transactions. MLPF&S, its parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may be an underwriter in any such transaction.
The date of this prospectus supplement is March 12, 2007